Exhibit 99.1

News Release
United Airlines
Worldwide Media Relations
872.825.8640
media.relations@united.com

United Reports August 2014

Operational Performance

CHICAGO, September 8, 2014 – United Airlines (UAL) today reported August 2014 operational results.

UAL’s August 2014 consolidated traffic (revenue passenger miles) increased 0.1 percent and consolidated capacity (available seat miles) increased 0.2 percent versus August 2013. UAL’s August 2014 consolidated load factor decreased 0.1 points compared to August 2013.

About United

United Airlines and United Express operate an average of more than 5,200 flights a day to 374 airports across six continents. In 2013, United and United Express operated nearly two million flights carrying 139 million customers. With hubs in Chicago, Denver, Houston, Los Angeles, Newark, San Francisco and Washington, D.C., United operates more than 700 mainline aircraft and, in 2014, will take delivery of 35 new Boeing aircraft, including the 787-9 as the North American launch customer, and will welcome 32 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

United Reports August 2014 Operational Performance / Page 2

Preliminary Operational Results

	August			Year-to-Date
	2014	2013	Change	2014	2013	Change
REVENUE PASSENGER MILES (000)
Domestic	8,517,152	8,712,264	(2.2%)	61,550,572	61,906,393	(0.6%)
International	8,575,292	8,380,273	2.3%	60,393,026	59,666,194	1.2%
Atlantic	3,951,917	3,994,742	(1.1%)	25,666,307	25,814,170	(0.6%)
Pacific	3,025,833	2,959,415	2.2%	21,888,568	21,807,942	0.4%
Latin	1,597,542	1,426,116	12.0%	12,838,151	12,044,082	6.6%
Mainline	17,092,444	17,092,537	0.0%	121,943,598	121,572,587	0.3%
Regional	2,447,553	2,421,639	1.1%	17,778,036	17,758,611	0.1%
Consolidated	19,539,997	19,514,176	0.1%	139,721,634	139,331,198	0.3%
AVAILABLE SEAT MILES (000)
Domestic	9,565,304	9,826,232	(2.7%)	70,769,556	71,692,777	(1.3%)
International	9,919,976	9,612,403	3.2%	73,728,514	72,197,179	2.1%
Atlantic	4,549,781	4,502,499	1.1%	31,955,588	31,546,447	1.3%
Pacific	3,510,608	3,379,771	3.9%	26,475,778	25,935,416	2.1%
Latin	1,859,587	1,730,133	7.5%	15,297,148	14,715,316	4.0%
Mainline	19,485,280	19,438,635	0.2%	144,498,070	143,889,956	0.4%
Regional	2,894,344	2,886,542	0.3%	21,260,909	21,639,578	(1.7%)
Consolidated	22,379,624	22,325,177	0.2%	165,758,979	165,529,534	0.1%
PASSENGER LOAD FACTOR
Domestic	89.0%	88.7%	0.3 pts	87.0%	86.3%	0.7 pts
International	86.4%	87.2%	(0.8) pts	81.9%	82.6%	(0.7) pts
Atlantic	86.9%	88.7%	(1.8) pts	80.3%	81.8%	(1.5) pts
Pacific	86.2%	87.6%	(1.4) pts	82.7%	84.1%	(1.4) pts
Latin	85.9%	82.4%	3.5 pts	83.9%	81.8%	2.1 pts
Mainline	87.7%	87.9%	(0.2) pts	84.4%	84.5%	(0.1) pts
Regional	84.6%	83.9%	0.7 pts	83.6%	82.1%	1.5 pts
Consolidated	87.3%	87.4%	(0.1) pts	84.3%	84.2%	0.1 pts
ONBOARD PASSENGERS (000)
Mainline	8,447	8,433	0.2%	62,201	62,037	0.3%
Regional	4,279	4,337	(1.3%)	31,277	31,973	(2.2%)
Consolidated	12,726	12,770	(0.3%)	93,478	94,010	(0.6%)
CARGO REVENUE TON MILES (000)
Total	204,210	162,296	25.8%	1,604,946	1,445,825	11.0%

(more)

United Reports August 2014 Operational Performance / Page 3

Preliminary Fuel Costs Per Gallon

Third Quarter 2014 estimated consolidated average price per gallon of fuel, including the impact of all cash-settled hedges and fuel taxes	3.02 – 3.07 Dollars

Preliminary Operational Results

	2014	2013	Change
August On-Time Performance[1]	76.8%	79.3%	(2.5	) pts
August Completion Factor[2]	99.0%	99.4%	(0.4	) pts

[1]	Based on domestic mainline scheduled flights arriving within 14 minutes of scheduled arrival time, according to data published in the DOT Air Travel Consumer Report
[2]	Mainline completion percentage

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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